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                                  EXHIBIT 5.01

                          Opinion of Fenwick & West LLP
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                                  June 24, 1996

Intuit Inc.
2535 Garcia Avenue
Mountain View, California  94043

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on June 25, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 3,255 shares of your Common Stock (the "Stock") which are issuable upon the exercise of options originally granted by Interactive Insurance Services Corp. and assumed by you in connection with the merger of your wholly-owned subsidiary, Intuit Acquisition Corp., with and into Interactive Insurance Services Corp. (the "Assumed Options").

         As your counsel, we have examined the proceedings taken by you in connection with the assumption of the Assumed Options.

         It is our opinion that the 3,255 shares of Stock that may be issued and sold by you pursuant to the Assumed Options, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and in accordance with the Assumed Options, will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                     Very truly yours,

                                                     FENWICK & WEST LLP